EXHIBIT 99.1

Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

JACK HENRY & ASSOCIATES FISCAL YEAR ENDS WITH 14 PERCENT INCREASE
IN NET INCOME

Monett, MO. August 17, 2010 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and outsourced data processing for financial institutions, today announced fiscal 2010 results. Total revenue increased 12 percent compared to the prior fiscal year to $836.6 million and gross profit increased 15 percent to $345.1 million. Net income rose 14% compared to the prior fiscal year to $117.9 million.

For the quarter ended June 30, 2010, the company generated total revenue of $227.8 million compared to $191.9 million in the same quarter a year ago. Gross profit increased to $95.1 million compared to $79.3 million in the fourth quarter of last fiscal year. Net income in the current year was $30.0 million, or $0.35 per diluted share, compared to $27.8 million, or $0.33 per diluted share in the same quarter a year ago.

In fiscal 2010, total revenue was $836.6 million compared to $745.6 million in fiscal 2009. Gross profit increased to $345.1 million compared to $299.4 million during last fiscal year. Net income for the current year was $117.9 million, or $1.38 per diluted share, compared to $103.1 million, or $1.22 per diluted share for the prior year.

According to Jack Prim, CEO, "This year saw us complete three acquisitions, any one of which on its own would have represented one of the largest acquisitions in the company's history.  The integration of these companies could hardly have gone better, and is substantially complete, including the most recent acquisition of iPay less than 90 days ago.  These acquisitions contributed significantly to our electronic payments revenues which had total revenue of over $200 million in the fiscal year, and to our recurring revenue which is now 78% of the total revenue.  We welcome the over 600 employees of these companies and the thousands of customers they serve to the JHA family."

Operating Results

Tony Wormington, President, said, "Our company has continued to prosper in a highly competitive and consolidating industry for 34 years through our constant focus on providing high quality products and services supported by superior levels of customer care. We ended fiscal 2010 with record levels of revenue, gross profit and net income. We are entering our fiscal 2011 with a strong balance sheet, growing recurring revenue, an extremely focused strategy, and a cautiously optimistic outlook for the new fiscal year. We will continue to focus both on growth oriented business opportunities as well as continuing to maintain cost control initiatives."

License revenue for the fourth quarter was $12.4 million, or 5 percent of fourth quarter total revenue, compared to $17.6 million, or 9 percent of the fourth quarter total revenue a year ago. Support and service revenue increased 28 percent to $198.3 million, or 87 percent of total revenue in fourth quarter of fiscal 2010 from $155.4 million, or 81 percent of total revenue for the same period a year ago. There was growth in all of the support and service revenue components for the fourth quarter. EFT Support, which includes ATM/debit card processing, bill pay, remote capture and Check 21 transaction processing services, had the largest percentage growth of 68% or $26.2 million in the fourth quarter compared to the same quarter a year ago. Hardware sales in the fourth quarter of fiscal 2010 decreased 10 percent to $17.1 million, or 7 percent of total revenue, from $18.9 million, or 10 percent of total revenue in the fourth quarter of last fiscal year.

For the fiscal year 2010, license revenue decreased to $52.2 million, or 6 percent of total revenue, compared to $58.4 million, or 8 percent of total revenue a year ago. Support and service revenue contributed 86 percent of total revenue or $720.5 million of the total revenue for the current fiscal year, compared to $614.2 million, or 82 percent of total revenue for the prior fiscal year. The increase in support and service revenue is due to revenue from companies acquired during the current fiscal year, which added $75.2 million to this revenue line, complemented by organic growth for most support and service revenue components. Hardware sales for the fiscal year were $63.9 million compared to $72.9 million for the same period last year. Hardware revenue was 8 percent of total revenue for fiscal 2010 compared to 10 percent of revenue in fiscal 2009.

Cost of sales for the fourth quarter increased to $132.7 million from $112.6 million for the fourth quarter in fiscal 2009. Fourth quarter gross profit increased 20 percent to $95.1 million with a 42 percent gross margin, compared to $79.3 million and a 41 percent gross margin for the same period a year ago.

Cost of sales for fiscal year 2010 increased 10 percent to $491.5 million from $446.2 million for fiscal year 2009. Gross profit for fiscal 2010 increased 15 percent to $345.1 million with a 41 percent gross margin, compared to $299.4 million and a 40 percent gross margin for fiscal 2009.

Gross margin on license revenue for the fourth quarter of fiscal 2010 was 85 percent compared to the fourth quarter of fiscal 2009 when it was 87 percent. Gross margins on license revenue for fiscal 2010 and fiscal 2009 were 89 percent and 88 percent, respectively. The change in license gross margin is a result of fluctuations in the sales mix of third party products delivered.

Support and service gross margin increased to 41 percent in the fourth quarter of fiscal 2010 from 38 percent in the fourth quarter of the prior year. Support and service gross margin for fiscal 2010 was 39 percent compared to 37 percent for fiscal 2009. Hardware gross margins were lower for the fourth quarter at 24 percent compared to 27 percent for the same quarter last year. The hardware gross margin for fiscal year 2010 was 26 percent compared to 27 percent for fiscal 2009.

Operating expenses increased 29 percent in the final quarter of fiscal 2010 compared to the same quarter a year ago primarily due to one-time acquisition costs incurred during the quarter and to the normal operating expenses of the companies acquired during the current fiscal year. Selling and marketing expenses increased 20 percent in the current year fourth quarter to $17.1 million, or 8 percent of total revenue, from $14.3 million, or 7 percent of prior year fourth quarter revenue. Research and development expenses increased 37 percent to $14.3 million, or 6 percent of total revenue, from $10.5 million, or 5 percent of total revenue, for the fourth quarter in fiscal 2009. General and administrative costs increased 32 percent in the current year fourth quarter to $14.4 million, or 6 percent of total revenue, from $10.9 million, also 6 percent of total revenue, in the fourth quarter of fiscal 2009.

Operating expenses increased 15 percent for the 2010 fiscal year to $162.9 million from $141.5 million for fiscal 2009, primarily due to one-time acquisition costs incurred during the current year and to the normal operating expenses of the companies acquired during the current fiscal year. Selling and marketing expenses rose 11 percent for the current year to $60.9 million, or 7 percent of total revenue from $54.9 million, also 7 percent of total revenue a year ago. Research and development expenses increased 18 percent to $50.8 million, or 6 percent of total revenue, from $42.9 million, also 6 percent of total revenue, a year ago. General and administrative costs rose 17 percent to $51.2 million or 6 percent of revenue for the current fiscal year compared to $43.7 million, also 6 percent of revenue for the 2009 fiscal year.

Operating income increased 13 percent to $49.3 million, or 22 percent of fourth quarter revenue, compared to $43.6 million, or 23 percent of revenue in the fourth quarter of fiscal 2009. Operating income increased 15 percent to $182.3 million, or 22 percent of revenue, compared to $157.9 million, or 21 percent of revenue, in fiscal 2009.

Provision for income taxes increased 16 percent in the current fourth quarter compared to the same quarter in fiscal 2009. Provision for income taxes for the current fiscal year increased 16 percent and is 34.8 percent of income before income taxes compared to 34.5 percent of income before income taxes for fiscal 2009. Fourth quarter net income totaled $30.0 million, or $0.35 per diluted share, compared to $27.8 million, or $0.33 per diluted share in the fourth quarter of fiscal 2009. Fiscal year 2010 net income totaled $117.9 million, or $1.38 per diluted share, compared to $103.1 million, or $1.22 per diluted share in the prior year.

According to Kevin Williams, CFO, "The net results of the quarter and the year were very much in-line with our expectations both organically and including our projections for the three acquisitions during the year. Considering that license revenue was down 29% for the fourth quarter and 11% for the entire fiscal year, our managers and associates did a stellar job of controlling costs which is evidenced by the operating margins we produced. We also accomplished this while still maintaining superior levels of customer service. Included in the general and administrative costs are one-time acquisition related costs which totaled $2.4 million in the fourth quarter and $4.2 million for the fiscal year ended June 30, 2010."

For the fourth quarter of 2010, the bank systems and services segment revenue increased 11 percent to $180.0 million, with a gross margin of 43 percent from $161.5 million and a gross margin of 42 percent in the same quarter a year ago. The credit union systems and services segment revenue increased 58 percent to $47.8 million with a gross margin of 38 percent for the fourth quarter of 2010 from $30.3 million and a gross margin of 39 percent in the same period a year ago.

In fiscal year 2010, the bank systems and services segment revenue increased 9 percent compared to the prior year to $672.3 million, with a gross margin of 42 percent from $617.7 million in revenue, with a gross margin of 40 percent, a year ago. The credit union systems and services segment revenue increased 28 percent to $164.3 million, with a gross margin of 38 percent, for the fiscal 2010 year, from $127.9 million, with a gross margin of 40 percent, in fiscal 2009.

Balance Sheet, Cash Flow, and Backlog Review

At June 30, 2010, cash and cash equivalents increased to $125.5 million from $118.3 million at June 30, 2009. Trade receivables increased 8 percent, or $15.7 million, to $208.5 million compared to $192.7 million a year ago. The increase in receivables is primarily due to the increase in revenue. Notes payable and other long-term liabilities increased from $70.2 million a year ago to $386.8 million at June 30, 2010. Deferred revenue increased $30.1 million or 12 percent to $275.6 million at June 30, 2010, compared to $245.5 million a year ago. Stockholders' equity increased 20 percent to $750.4 million at June 30, 2010, compared to $626.5 million a year ago.

Backlog increased 14 percent at June 30, 2010 to $328.8 million ($78.2 million in-house and $250.6 million outsourcing) from $289.4 million ($66.8 million in-house and $222.6 million outsourcing) at June 30, 2009. Backlog increased 1 percent when compared to March 31, 2010, at $325.1 million ($77.9 million in-house and $247.2 million outsourcing).

Cash provided by operations totaled $218.7 million in the current year compared to $206.6 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Year ended June 30,

	2010	2009

Net income	$117,870	$103,102
Non-cash expenses	79,742	74,397
Change in receivables	(1,539)	21,214
Change in deferred revenue	10,775	21,943
Change in other assets and liabilities	11,850	(14,068)

Net cash from operating activities	$218,698	$206,588

Cash used in investing activities for the fiscal year ended June 2010 was $505.7 million and includes a net cash outlay for acquisitions of $426.7 million, capital expenditures of $54.5 million, and capitalized software development of $25.6 million. During fiscal 2009, cash used in investing activities was $59.2 million and includes contingent consideration paid on prior years' acquisitions of $3.0 million. Capital expenditures for fiscal 2009 were $31.6 million. Cash used for software development in fiscal 2009 was $24.7 million.

Net cash provided by financing activities for the current fiscal year is $294.3 million and includes net borrowings on our credit facilities of $303.2 million and net proceeds of $28.5 million from the exercise of stock options and the sale of common stock. Cash provided by financing activities was partially offset by dividends paid of $30.5 million and payments for the acquisition of debt of $7.6 million. During fiscal 2009, net cash used in financing activities was $94.7 million and included the repurchase of 3.1 million shares of our common stock for $58.4 million, the payment of dividends of $26.9 million and $13.5 million net repayment on our revolving credit facilities. Cash used in financing activities was partially offset by proceeds of $3.8 million from the exercise of stock options and the sale of common stock and $0.3 million excess tax benefits from stock option exercises.

About Jack Henry & Associates

Jack Henry & Associates, Inc. is a leading provider of integrated computer systems and processor of ATM/debit card/ACH transactions for banks and credit unions.  Jack Henry markets and supports its systems throughout the United States, and has more than 11,800 customers nationwide.  For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com. The company will hold a conference call on August 18th at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com .

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		% Change	Twelve Months Ended June 30,		% Change

	2010	2009		2010	2009

REVENUE
License	$12,419	$17,550	-29%	$52,225	$58,434	-11%
Support and service	198,345	155,403	28%	720,504	614,242	17%
Hardware	17,081	18,930	-10%	63,857	72,917	-12%

Total	227,845	191,883	19%	836,586	745,593	12%

COST OF SALES
Cost of license	1,812	2,308	-21%	5,827	6,885	-15%
Cost of support and service	117,973	96,471	22%	438,476	385,837	14%
Cost of hardware	12,924	13,845	-7%	47,163	53,472	-12%

Total	132,709	112,624	18%	491,466	446,194	10%

GROSS PROFIT	95,136	79,259	20%	345,120	299,399	15%
Gross Profit Margin	42%	41%		41%	40%

OPERATING EXPENSES
Selling and marketing	17,119	14,281	20%	60,875	54,931	11%
Research and development	14,332	10,470	37%	50,820	42,901	18%
General and administrative	14,391	10,902	32%	51,172	43,681	17%

Total	45,842	35,653	29%	162,867	141,513	15%

OPERATING INCOME	49,294	43,606	13%	182,253	157,886	15%

INTEREST INCOME (EXPENSE)
Interest income	107	16	569%	161	781	-79%
Interest expense	(1,199)	(165)	627%	(1,618)	(1,357)	19%

Total	(1,092)	(149)	633%	(1,457)	(576)	153%

INCOME BEFORE INCOME TAXES	48,202	43,457	11%	180,796	157,310	15%

PROVISION FOR INCOME TAXES	18,218	15,651	16%	62,926	54,208	16%

NET INCOME	$29,984	$27,806	8%	$117,870	$103,102	14%

Diluted net income per share	$0.35	$0.33		$1.38	$1.22
Diluted weighted avg shares outstanding	85,998	84,261		85,381	84,830

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	June 30,		% Change

	2010	2009

Cash, cash equivalents and investments	$126,518	$119,251	6%
Receivables	208,450	192,733	8%
TOTAL ASSETS	1,564,146	1,050,700	49%

Accounts payable and accrued expenses	$63,538	$43,389	46%
Notes payable and other long-term liabilities	386,766	70,201	451%
Deferred revenue	275,617	245,538	12%
Stockholder's Equity	750,371	626,506	20%